EXHIBIT 4.1
FRANKLIN BANK CORP.

CERTIFICATE OF DESIGNATIONS
Pursuant to Section 151 of the General
Corporation Law of the State of Delaware

SERIES A NON-CUMULATIVE PERPETUAL PREFERRED STOCK
Par Value $.01 Per Share
     FRANKLIN BANK CORP., a Delaware corporation (the “Corporation”), through the undersigned duly authorized officer and in accordance with the provisions of Section 103 and 151 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY that pursuant to authority expressly conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of Section 151 of the General Corporation Law of the State of Delaware and Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation, and pursuant to authority expressly conferred by the Board of Directors upon a Special Committee thereof (the “Committee”) by resolutions of the Board of Directors adopted on March 1, 2006, the Committee unanimously adopted in accordance with law the following resolution on May [___], 2006 creating a series of shares of preferred stock of the Corporation designated as “Series A Non-Cumulative Perpetual Preferred Stock”:
     RESOLVED, that pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors adopted March 1, 2006, the provisions of Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation and other applicable law, a series of preferred stock, par value $.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof set forth in the Amended and Restated Certificate of Incorporation of the Corporation that are applicable to all series), are hereby fixed as follows:
          Section 1. Designation of Series. The distinctive serial designation of such series of preferred stock is “Series A Non-Cumulative Perpetual Preferred Stock” (“Series A Preferred Stock”). Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock, except as to the respective dates from which dividends thereon shall accrue, to the extent such dates may differ as permitted pursuant to Section 4(a) below.
          Section 2. Number of Shares. The authorized number of shares of Series A Preferred Stock initially shall be 3,450,000. Such number may from time to time be decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by the Board of Directors (or a duly authorized committee of the Board of Directors) by a certificate executed, acknowledged and filed with the Secretary of State of the State of Delaware setting forth a statement that a specified decrease therein has been authorized and directed by a resolution duly adopted by the Board of Directors (or a duly authorized committee of the Board of Directors). In case the number of authorized shares of the Series A Preferred Stock shall be so decreased, the number of shares so specified in the certificate shall resume the status of authorized but unissued shares of preferred stock, undesignated as to series. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock, undesignated as to series.
          Section 3. Definitions. As used herein with respect to Series A Preferred Stock:
          a. “Board of Directors” means the board of directors of the Corporation.
          b. “Bylaws” means the Amended and Restated Bylaws of the Corporation, as they may be amended and restated from time to time.

          c. “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.
          d. “Certificate of Designations” means this Certificate of Designations relating to the Series A Preferred Stock, as it may be amended from time to time.
          e. “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Corporation, as it may be amended and restated from time to time, and shall include this Certificate of Designations.
          f. “Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act. The Depository Trust Corporation will be the initial Clearing Agency.
          g. “Clearing Agency Participant” means a broker, dealer, bank, other financial institution or other Person for whom from time to time the Clearing Agency effects book-entry transfers and pledges of securities deposited with the Clearing Agency.
          h. “Common Stock” means the common stock, par value $.01 per share, of the Corporation.
          i. “Dividend Parity Stock” means any class or series of stock of the Corporation hereafter authorized ranking equally with Series A Preferred Stock as to the payment of dividends.
          j. “Dividend Payment Date” has the meaning assigned to such term in Section 4(a) of this Certificate of Designations.
          k. “Dividend Period” means each period commencing on a Dividend Payment Date (other than the first Dividend Period, which shall commence upon the Issue Date) and continuing to, but not including, the next succeeding Dividend Payment Date; provided, that for any share of the Series A Preferred Stock issued after the Issue Date, the first Dividend Period for such share may commence on and include such other date as the Board of Directors (or a duly authorized committee of the Board of Directors) shall determine and publicly disclose and shall continue to, but not include, the next succeeding Dividend Payment Date.
          l. “Dividend Rate” means [___]% per annum and no more.
          m. “Dividend Record Date” means a date fixed by the Board of Directors (or a duly authorized committee of the Board of Directors) for the purpose of determining the holders of the Series A Preferred Stock entitled to receive a dividend, and which shall be not more than 60 nor less than 10 days prior to a Dividend Payment Date.
          n. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          o. “Issue Date” means the initial date of delivery of shares of Series A Preferred Stock.
          p. “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which the Series A Preferred Stock has preference or priority either or both as to the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
          q. “Liquidation Parity Stock” means any class or series of stock of the Corporation hereafter authorized ranking equally with the Series A Preferred Stock as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
          r. “Liquidation Preference” means $25.00 per share of Series A Preferred Stock.

          s. “Owner” means each Person who is the beneficial owner of a share of Series A Preferred Stock as reflected in the records of the Clearing Agency or, if a Clearing Agency Participant is not the Owner, then as reflected in the records of a Person maintaining an account with the Clearing Agency (directly or indirectly, in accordance with the rules of the Clearing Agency).
          t. “Nonpayment Event” has the meaning assigned to such term in Section 7(b).
          u. “Parity Stock” means any class or series of stock of the Corporation hereafter authorized ranking equally with the Series A Preferred Stock as to both the payment of dividends and the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
          v. “Person” means any individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.
          w. “Preferred Stock Director(s)” has the meaning(s) assigned to such terms in Section 7(b).
          x. “Redemption Price” means $25.00 per share of Series A Preferred Stock.
          y. “Series A Preferred Stock Certificate” means a certificate evidencing ownership of a share or shares of Series A Preferred Stock.
          z. “Voting Parity Stock” means, with respect to any election or removal of a Preferred Stock Director, any and all classes and series of Dividend Parity Stock, Parity Stock or any other class or series of preferred stock as to which the conditions precedent to the vesting of the right to vote for a total of two directors have occurred and are continuing, such that the holders thereof are entitled to vote with respect to such matter.
          Section 4. Dividends.
          a. General.
                         i. Dividend Payment Dates, Dividend Rate, Etc. Holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors), but only out of funds legally available therefor, non-cumulative cash dividends at the Dividend Rate applied to the Liquidation Preference per share. Such dividends shall be payable quarterly (as provided below in this Section 4 (a)), but only when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors), on each March 15, June 15, September 15, and December 15 (the “Divided Payment Dates” and each a “Dividend Payment Date”), commencing June 15, 2006. Dividends that are payable on the Series A Preferred Stock on any Dividend Payment Date will be payable to holders of record of the Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable Dividend Record Date.
                         ii. Business Day Convention. Any day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day. If any Dividend Payment Date is not a Business Day, then dividends will be payable on the first Business Day following such Dividend Payment Date, with the same force and effect as if payment were made on the date such payment was originally payable.
                         iii. Day Count Convention. The amount of dividends payable per share of Series A Preferred Stock on each Dividend Payment Date will be computed on the basis of a 360-day year of twelve 30-day months.
          b. Non-Cumulative Dividends. Dividends on shares of Series A Preferred Stock shall not be cumulative. Holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends not declared by the Board of Directors (or a duly authorized committee of the Board of Directors). Dividends not declared by the Board of Directors (or a duly authorized committee of the Board of Directors) shall not cumulate and shall not be payable, and the Corporation shall have no obligation to pay dividends with respect to any Dividend

Period for which a dividend is not declared, or to pay interest with respect to such dividends, or any sum of money in lieu of interest, whether or not dividends are declared on Series A Preferred Stock for any subsequent Dividend Period. Holders of shares of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A Preferred Stock as specified in this Section 4 (subject to the other provisions of this Certificate of Designations).
          c. Priority of Dividends.
                         i. Junior Stock. So long as any share of Series A Preferred Stock remains outstanding, during a Dividend Period no dividend whatsoever shall be declared or paid, and no distribution shall be made, in respect of any Junior Stock, other than a dividend payable solely in Junior Stock, and no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) purchases or acquisitions of the Common Stock in connection with (a) the Corporation’s obligations under any employee benefit plans of the Corporation or (b) the Corporation’s obligations pursuant to any contract or security outstanding on the date hereof, which contract or security requires the Corporation to purchase shares of the Common Stock, (ii) as a result of a reclassification of the Corporation’s capital stock or the exchange or conversion of one class or series of the Corporation’s capital stock for another class or series of the Corporation’s capital stock, (iii) the purchase of fractional interests in shares of the Corporation’s capital stock pursuant to the conversion or exchange provisions of (y) the capital stock or other security being converted or exchanged, or (z) any plan of merger, exchange, consolidation or similar arrangement involving the Corporation, or (iv) dividends or distributions in the Common Stock (or rights to acquire Junior Stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock (other than repurchases or redemptions of Junior Stock from the issuance or exchange of capital stock of the Corporation ranking senior or pari passu to the Series A Preferred Stock) or redemptions or repurchases of any rights outstanding under a shareholder rights plan of the Corporation) unless the full dividends for the latest completed Dividend Period on all outstanding shares of Series A Preferred Stock have been declared and paid. Subject to this Section 4(c)(i), but not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors (or a duly authorized committee of the Board of Directors) may be declared and paid on the Common Stock and any other Junior Stock from time to time out of any funds legally available therefor, and the shares of Series A Preferred Stock shall not be entitled to participate in any such dividend.
                         ii. Parity Stock. When dividends are not paid in full on the Series A Preferred Stock, any Dividend Parity Stock and any Parity Stock on any Dividend Payment Date (or, in the case of Dividend Parity Stock and Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period), for any reason, all dividends declared upon the Series A Preferred Stock and all such Dividend Parity Stock and Parity Stock and payable on such Dividend Payment Date (or, in the case of Dividend Parity Stock and Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all dividends per share on the shares of Series A Preferred Stock and all such Dividend Parity Stock and Parity Stock otherwise payable on the applicable Dividend Payment Date (subject to their having been declared by the Board of Directors (or a duly authorized committee of the Board of Directors) out of legally available funds and including, in the case of any Dividend Parity Stock or Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other.
          Section 5. Liquidation Rights.
          a. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of Common Stock and any other Junior Stock, in full an amount equal to the Liquidation Preference, together with an amount equal to any declared and unpaid dividends, but without accumulation of any undeclared dividends.

          b. Partial Payment. If the assets of the Corporation are not sufficient to pay the Liquidation Preference plus any declared and unpaid dividends, without accumulation of any undeclared dividends, in full to all holders of Series A Preferred Stock, any Liquidation Parity Stock and any Parity Stock, the amounts paid to the holders of Series A Preferred Stock, Liquidation Parity Stock and Parity Stock shall be paid pro rata in accordance with the aggregate Liquidation Preference of the Series A Preferred Stock and the aggregate liquidation preference of all such Liquidation Parity Stock and Parity Stock, respectively.
          c. Residual Distributions. If the Liquidation Preference, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, have been paid in full to all holders of Series A Preferred Stock, and the liquidation preference of any Liquidation Parity Stock and Parity Stock has been paid in full to all holders of such Liquidation Parity Stock and Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences, without any participation by the holders of the Series A Preferred Stock.
          d. Merger, Etc. Not Liquidation. For purposes of this Section 5, the merger, statutory share exchange or consolidation of the Corporation with any other corporation or entity, including a merger, statutory share exchange or consolidation in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.
          Section 6. Redemption.
          a. Redemption. The Series A Preferred Stock may not be redeemed by the Corporation prior to May [___], 2011. At any time (and from time to time) on or after May [___], 2011, at the option of the Board of Directors (or a duly authorized committee of the Board of Directors) and upon notice given as provided in Section 6(d), the Corporation may redeem the shares of Series A Preferred Stock at the Redemption Price in cash, plus any declared and unpaid dividends to the date fixed for redemption, without accumulation of any undeclared dividends. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the Redemption Price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.
          b. Partial Redemption. In case of any redemption of less than all of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either (i) pro rata from the holders of record of the shares of Series A Preferred Stock in proportion to the number of shares held by such holders, (ii) by lot, or (iii) in such other manner as the Board of Directors (or a duly authorized committee of the Board of Directors) may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors (or a duly authorized committee of the Board of Directors) shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If less than all the shares represented by any Series A Preferred Stock Certificate are redeemed, a new Series A Preferred Stock Certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
          c. Restriction on Redemption. Unless full dividends on the Series A Preferred Stock in respect of the most recently completed Dividend Period have been or contemporaneously are declared and paid or full dividends have been declared and a sum sufficient for the payment thereof has been set apart for payment in respect of the most recently completed Dividend Period, no Series A Preferred Stock, Dividend Parity Stock, or Parity Stock may be redeemed unless all outstanding Series A Preferred Stock is redeemed.
          d. Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Notwithstanding the foregoing, if the Series A Preferred

Stock or any depositary shares representing interests in the Series A Preferred Stock are issued in book-entry form through the Depositary Trust Company or any other Clearing Agency, notice of redemption may be given to the holders of the Series A Preferred Stock at such time and in any manner permitted or required by such Clearing Agency. Each notice shall state (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the Redemption Price; (iv) the place or places where the shares of Series A Preferred Stock are to be redeemed; and (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on the redemption date.
          e. Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any Series A Preferred Stock Certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.
          f. No Sinking Fund. The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred Stock will have no right to require redemption of any shares of Series A Preferred Stock.
          Section 7. Voting Rights.
          a. General. The holders of Series A Preferred Stock shall not have any voting rights except as set forth in this Section 7 or as otherwise required by law.
          b. Right to Elect Two Directors Upon Nonpayment Event. If the Corporation has failed to pay dividends on Series A Preferred Stock for at least six Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall automatically be increased by two and (i) the holders of Series A Preferred Stock, together with (ii) the holders of any class or series of Voting Parity Stock, voting together as a single class, shall be entitled to elect the two additional directors (the “Preferred Stock Directors” and each a “Preferred Stock Director”); provided, that it shall be a qualification for election for any Preferred Stock Director that the election of such director shall not cause the Corporation to be in violation of (y) any corporate governance requirement of The Nasdaq Stock Market (or any national securities exchange, interdealer quotation system of a registered national securities association or other trading facility on which securities of the Corporation may then be listed or traded), including any requirement that listed or traded companies must have a majority (or other specified percentage) of independent directors or (z) any requirement or policy of any bank regulatory authority having jurisdiction over the Corporation or its banking subsidiary; provided further, that it shall be a qualification for election for any Preferred Stock Director that the nominees for such position provide in writing to the Corporation, the holders of the Series A Preferred Stock and the holders of all classes and series of Voting Parity Stock that are similarly entitled to vote for the election of the Preferred Stock Directors the information with respect to such nominee that would be required to be provided in a proxy statement prepared in accordance with Regulation 14A under the Exchange Act and the rules and regulations thereunder; and provided further, that the Board of Directors shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that holders of Voting Parity Stock are entitled to elect pursuant to like voting rights).
          Election of the Preferred Stock Directors after a Nonpayment Event initially shall be at a special meeting of the holders of Series A Preferred Stock and the holders of any class or series of Voting Parity Stock, voting together as a single class, called as hereinafter provided (unless the Nonpayment Event or the request to call such meeting shall occur or be received, respectively, less than 90 days before the date fixed for the next annual meeting of stockholders of the Corporation, in which case such election shall be held only at such next annual meeting of stockholders), and thereafter at each subsequent annual meeting of stockholders of the Corporation. At any time after a Nonpayment Event, the Secretary of the Corporation may, and upon the written request of the holders of at least 20% of the outstanding shares of Series A Preferred Stock or the Voting Parity Stock (addressed to the Secretary at the principal office of the Corporation) shall, give notice of a special meeting of the holders of shares of Series A Preferred Stock and the holders of any class or series of Voting Parity Stock, for the election of the two directors to be elected by them as herein provided, such notice to be made by notice similar to that provided in the Bylaws for a special meeting of the stockholders or as required by law. If any such special meeting so required to be called shall not be called by the Secretary within 20 days after receipt of any such request, then any holder of shares of Series A Preferred Stock or the Voting Parity Stock may (at the Corporation’s expense) call such meeting, upon notice as herein provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as herein provided. In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the stockholders upon the nomination of the then remaining Preferred Stock Director, or the successor of such remaining director. Any Preferred Stock Director may be removed at any time without cause by the holders of a majority of the shares of Series A Preferred Stock and any class or series of Voting Parity Stock, voting together as a single class.
          The right of the holders of Series A Preferred Stock and such Voting Parity Stock to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of the subsequent occurrence of a Nonpayment Event), and the terms of office of all persons elected as directors by the holders of Series A Preferred Stock and such Voting Parity Stock shall forthwith terminate and the number of directors constituting the Board of Directors shall be reduced accordingly whenever (i) full dividends have been paid regularly on the Series A Preferred Stock and such Voting Parity Stock then outstanding, if any, for at least four consecutive Dividend Periods after a Nonpayment Event; or (ii) all outstanding shares of Series A Preferred Stock and such Voting Parity Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of the Series A Preferred Stock and such Voting Parity Stock to effect such redemption.
          c. Certain Voting Rights. So long as any share of Series A Preferred Stock is outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the vote or consent of the holders of at least 66-2/3% of the shares of Series A Preferred Stock at the time outstanding, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
                         i. Changes Adversely Affecting Series A Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or Bylaws that would alter or change the voting powers, preferences or special rights of the Series A Preferred Stock so as to affect it adversely; provided, that the amendment of the Certificate of Incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock, Liquidation Parity Stock, Dividend Parity Stock or Parity Stock or any shares of any class or series or any securities convertible into shares of any class or series of Junior Stock, Liquidation Parity Stock, Dividend Parity Stock or Parity Stock, shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series A Preferred Stock;
                         ii. Authorization of Senior Stock. Any amendment or alteration of the Certificate of Incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of capital stock of the Corporation ranking prior to Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation; or
                         iii. Extraordinary Corporate Transactions. Consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Corporation with another entity, unless in each case (i) shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares of Series A Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole;
provided, however, that any increase in the amount of the authorized or issued Series A Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other Junior Stock, Liquidation Parity Stock, Dividend Parity Stock and/or Parity Stock (whether such stock bears dividends on a cumulative or a non-cumulative basis) of the Corporation will not be deemed to adversely affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock.
          If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above in this Section 7(c) would adversely affect one or more but not all series of preferred stock (including the Series A Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class.
          No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to this Section 7(c) if, at or prior to the time when the act with respect to which such vote would otherwise be required, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series A Preferred Stock to effect such redemption.
          d. Changes for Clarification. Without the consent of the holders of the Series A Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole, the Corporation may amend, alter, supplement or repeal any terms of the Series A Preferred Stock:
                         i. to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or
                         ii. to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.
          Section 8. No Conversion or Preemptive Rights. The Series A Preferred Stock is not entitled to any conversion, preemptive or subscription rights in respect of any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.
          Section 9. Other Rights. The shares of Series A Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation.
          Section 10. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in an manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

     IN WITNESS WHEREOF, FRANKLIN BANK CORP. has caused this certificate to be signed by Anthony J. Nocella, its President and Chief Executive Officer, this [___]th day of May, 2006.

FRANKLIN BANK CORP.
By:
	Name:	Anthony J. Nocella
	Title:	President & Chief Executive Officer